Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver	Rachel Kennedy
Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2014

Record annual diagnostics revenues and profitability in 2014

SAN DIEGO, Calif. – March 4, 2015 – Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today reported total revenues of $36.8 million for the fourth quarter of 2014, an increase of 13% compared to revenues of $32.7 million for the fourth quarter of 2013. Total revenues for the year ended December 31, 2014, were $151.6 million, compared to $119.6 million for the prior year 2013, a 27% increase.

Net loss from continuing operations improved by 87% to $14.4 million, or $0.12 per share, for the full year 2014, as compared to $109.6 million, or $0.95 per share for 2013. The improvement in the loss from continuing operations from prior year is due to improved gross margins, reduced operating expenses and a gain on the pooled patents agreement with Illumina. Net earnings for 2014 were $1.0 million, or $0.01 per share, compared to a net loss of $107.4 million for 2013, or $0.93 per share.

“2014 was a pivotal year for Sequenom. In addition to growing the business and improving profitability, we completed multiple strategic transactions including the divestiture of the Sequenom Bioscience business unit, the buyout of the patent rights from Isis Innovation, as well as the settlement and pooled patents agreements with Illumina,” said Bill Welch, Chief Executive Officer of Sequenom, Inc.

“Separately, I am pleased to announce that Daniel Grosu, M.D. has joined Sequenom as Senior Vice President, and Chief Medical Officer. Dr. Grosu has worked extensively with developing and commercializing innovative diagnostic technologies in oncology, reproductive medicine, and human genetics while he worked at Siemens Medical Solutions, Bayer HealthCare Pharmaceuticals, and Johnson & Johnson. Dr. Grosu most recently worked at Illumina as Vice President, Clinical Development and Medical Affairs and was lllumina’s first Chief Medical Officer.”

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Fourth Quarter Results

Revenues for the fourth quarter of 2014 were $36.8 million, compared to $32.7 million for the fourth quarter of 2013. Revenues are recorded primarily on a cash basis with accrual accounting used for several third-party payors and for client bill arrangements. International revenue including royalties, accounted for on an accrual basis, contributed 15% of diagnostic services revenues in the fourth quarter. In total, over 44% of Sequenom’s revenue in the fourth quarter of 2014 is accounted for on the accrual basis of accounting.

Total patient samples accessioned increased by 10.7% to 50,900 patient samples during the fourth quarter of 2014, compared to the prior year fourth quarter. Approximately 43,500 of those patient samples accessioned were for the MaterniT21® PLUS laboratory-developed test (LDT), which is an increase in testing volume of 17.9% compared to the fourth quarter of 2013. For the full year 2014, Sequenom Laboratories accessioned 162,600 MaterniT21 PLUS tests and 197,500 total test samples for all its LDTs, compared to 148,500 MaterniT21 PLUS tests and more than 185,000 total tests for the full year 2013.

Total cost of revenues decreased to $17.3 million for the fourth quarter of 2014, compared to $22.3 million for the prior year period. Cost of revenues decreased primarily due to the continued cost improvements to Sequenom Laboratories’ existing tests offset by the impact of higher test volumes.

Gross margin for the fourth quarter of 2014 was 53% as compared to gross margin of 32% for the fourth quarter of 2013. This improvement is attributable primarily to the increase in collections for tests performed in the current and prior quarters, the increase in the volume of tests on accrual accounting in 2014 and improved cost efficiencies in processing patient samples.

Total operating expenses for the fourth quarter of 2014 were $22.4 million, as compared to total operating expenses of $29.5 million for the fourth quarter of 2013. The decrease is primarily due to reductions in selling and marketing expense, research and development expense and litigation related expense.

Operating income for the fourth quarter of 2014 was $20.0 million as compared to a loss of $19.2 million, for the same period in 2013. During the fourth quarter of 2014, the Company recognized a gain of $22.8 million related to the pooled patents agreement and settlement agreement with Illumina. Net earnings for the fourth quarter of 2014 were $18.3 million or $0.14 per diluted share, as compared to a net loss of $18.9 million, or $0.16 per share, for the same period in 2013.

Cash burn for the fourth quarter of 2014 was $7.5 million, compared to $12.7 million in the same period of 2013. Cash receipts and payments related to the Illumina patent pool agreement and purchase of the patent from Isis Innovation are not included in cash burn.

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Unrecorded accounts receivable for tests performed are estimated to be $31 to $34 million as of December 31, 2014. This range has declined from the prior quarter due to collections in the fourth quarter and additional amounts recorded as accounts receivable using accrual accounting.

As of December 31, 2014, total cash, cash equivalents, and marketable securities were $93.9 million. This includes the $44.0 million in cash received from Illumina during the fourth quarter.

2014 Operational Updates and Highlights

•	Sequenom and Illumina entered into settlement and pooled patents agreements. The patent pool agreement is global in nature and combines patents controlled by both companies, including over 425 patents and patent applications for NIPT. As part of the Illumina settlement, we now share in test fees paid by licensees from around the world to the patent pool. At the date of the agreement, there were 21 licensees to the patent pool including Sequenom Laboratories and Verinata Health. During the fourth quarter, Sequenom received $44.0 million in cash related to the agreements and received an additional $6.0 million in cash in January 2015.

•	Sequenom purchased the global rights to the ‘540 patent from Isis Innovation.

•	Sequenom signed agreements with Quest Diagnostics and Mayo Medical Laboratories to offer national access to Sequenom Laboratories’ MaterniT21 PLUS LDT.

•	Sequenom divested the Bioscience business unit for $33.0 million.

•	Sequenom Laboratories launched the Enhanced Sequencing Series II for its MaterniT21 PLUS test and began reporting additional findings for the presence of additional sub chromosomal micro deletions, including 11q deletion (Jacobsen syndrome), 8q deletion (Langer-Giedion syndrome), and 4p deletion (Wolf-Hirschhorn syndrome).

•	Sequenom Laboratories launched the VisibiliT™ test internationally.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended December 31, 2014. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities less the impact of the royalty prepayment in connection with the patent purchase in 2014, the gain on settlement of litigation, purchases of property, equipment and leasehold improvements, and payments on long-term obligations. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

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This press release contains certain unaudited financial results for the Company’s fiscal year and fourth quarter ended December 31, 2014. These unaudited results may change as a result of further review by the Company’s management and its independent auditors. The completion of the audit of our financial results for 2014 could result in changes to the unaudited financial results presented in this press release. Final fourth quarter and annual results will be provided in the company’s annual report to the SEC on Form 10-K.

Conference Call Information

A conference call hosted by Bill Welch, CEO, and other members of senior management will take place today, March 4, at 5:00 p.m. EDT (2:00 p.m. PDT) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 9550202. For interested parties unable to listen to the live conference call, a replay will be available through Friday, April 3, 2015. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 international toll or Canada toll free at 855-669-8658, and entering the conference number 10059389.

The conference call webcast is also accessible through the “Invest” section of the Sequenom Website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, April 3, 2015.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT™, MaterniT21® PLUS, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT™, MaterniT21® PLUS, RetnaGene™, SensiGene® and VisibiliT™, are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the development of innovative products and services and the anticipation of receiving a share of test fees paid by licensees to the patent pool, . Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Diagnostic services revenue, net	$36,789	$32,679	$151,569	$119,556
Cost of diagnostic services revenue	17,295	22,347	83,475	87,302

Gross margin	19,494	10,332	68,094	32,254

Operating expenses:
Selling and marketing	6,899	8,540	30,826	37,588
Research and development	5,056	7,624	25,005	38,735
General and administrative	10,383	13,315	46,910	52,545
Restructuring costs	22	42	1,907	5,753

Total operating expenses	22,360	29,521	104,648	134,621
Gain on pooled patents agreement	22,850	—	22,850	—

Operating income (loss)	19,984	(19,189)	(13,704)	(102,367)
Interest expense, net	(1,968)	(2,047)	(8,129)	(8,443)
Other income (expense), net	(34)	(36)	(207)	(110)

Earnings (loss) from continuing operations before income taxes	17,982	(21,272)	(22,040)	(110,920)
Income tax (expense) benefit	(1,235)	1,550	7,676	1,353

Earnings (loss) from continuing operations	16,747	(19,722)	(14,364)	(109,567)
Discontinued operations:
Earnings from discontinued operations, net of tax	1,564	847	15,376	2,161

Net earnings (loss)	$18,311	$(18,875)	$1,012	$(107,406)

Net earnings (loss) per common share, basic
Continuing operations	$0.14	$(0.17)	$(0.12)	$(0.95)
Discontinued operations	$0.01	$0.01	$0.13	$0.02
Net earnings (loss)	$0.16	$(0.16)	$0.01	$(0.93)
Net earnings (loss) per common share, diluted
Continuing operations	$0.13	$(0.17)	$(0.12)	$(0.95)
Discontinued operations	$0.01	$0.01	$0.13	$0.02
Net earnings (loss)	$0.14	$(0.16)	$0.01	$(0.93)
Shares used in computing earnings (loss) per share
Basic	117,377	115,743	116,729	115,378
Diluted	146,228	115,743	116,729	115,378

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SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$93,897	$71,257
Accounts receivable, net	9,131	2,552
Inventories	6,516	11,598
Other current assets and prepaid expenses	12,112	2,653
Assets of discontinued operations	—	13,474

Total current assets	121,656	101,534
Property, equipment and leasehold improvements, net	15,348	24,378
Other assets	24,067	16,482
Non current assets of discontinued operations	—	2,308

Total assets	$161,071	$144,702

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$6,089	$9,086
Accrued expenses	22,155	25,256
Long-term debt and obligations, current portion	4,144	7,643
Other current liabilities	2,581	1,449
Deferred gain on pooled patents agreement	21,000	—
Current liabilities of discontinued operations	—	6,207

Total current liabilities	55,969	49,641
Long-term liabilities	136,266	140,618
Long-term liabilities of discontinued operations	—	946
Total stockholders’ deficit	(31,164)	(46,503)

Total liabilities and stockholders’ deficit	$161,071	$144,702

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SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Years ended December 31,
	2014	2013
Operating activities:
Net earnings (loss)	$1,012	$(107,406)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Gain on pooled patents agreement related to sale of license	(21,000)	—
Gain on sale of discontinued operations	(24,291)	—
(Earnings) loss from discontinued operations, net of tax	583	(2,161)
Depreciation and amortization	12,232	14,174
Share-based compensation	11,519	9,527
Non-cash restructuring costs	1,907	2,358
Other non cash items	387	1,111
Changes in operating assets and liabilities:
Accounts receivable	(6,579)	(1,747)
Inventories	5,082	(6,636)
Prepaid expenses and other assets	(1,675)	(151)
Accounts payable and accrued expenses	(5,681)	2,099
Other liabilities	(1,582)	737

Net cash used in operating activities	(28,086)	(88,095)

Investing activities:
Purchases of property, equipment and leasehold improvements	(2,236)	(12,071)
Purchases of marketable securities	(45,128)	(52,826)
Maturities of marketable securities	24,203	95,393
Payment for the purchase of intangible assets	(9,250)	—
Net cash received from sale of segment	29,291	—
Proceeds from pooled patents agreement	42,150	—
Distribution from pooled patents agreement	(6,150)	—
Net cash paid for other assets	—	(483)

Net cash provided by (used in) investing activities	32,880	30,013

Financing activities:
Payments on long-term obligations	(7,541)	(7,574)
Proceeds from common stock issued under employee stock plans	1,833	1,473

Net cash provided by (used in) financing activities	(5,708)	(6,101)

Discontinued Operations:
Net cash provided by operating activities of discontinued operations	2,816	2,456
Net cash used in investing activities of discontinued operations	(164)	(643)

Net cash provided by discontinued operations	2,652	1,813

Effect of exchange rate changes on cash and cash equivalents	(18)	157

Net increase (decrease) in cash and cash equivalents	1,720	(62,213)
Cash and cash equivalents at beginning of year	61,589	123,802

Cash and cash equivalents at end of year	$63,309	$61,589

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SEQUENOM, INC.

RECONCILIATION OF CASH BURN

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Cash Burn:
Net cash used in operating activities	$5,744	$9,975	$28,086	$88,095
Litigation settlement	1,850	—	1,850	—
Accelerated royalty payment related to purchase of patents	(3,250)	—	(3,250)	—
Purchases of property, equipment and leasehold improvements	1,229	640	2,236	12,071
Payments on long-term obligations	1,900	2,047	7,541	7,574

Cash burn(1)	$7,473	$12,662	$36,463	$107,740

(1)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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